Exhibit 99.1

newsrelease

Santa Barbara Office
3820 State Street
Santa Barbara, CA 93105
tel: 805.563.7000
fax: 805.563.7070
www.tenethealth.com

Contacts:
Media:	Steven Campanini (805) 563-6838
Investors:	Thomas Rice (805) 563-7188

Tenet Reaches Agreement to Settle Redding Patient Litigation

                DEC. 21, 2004 — Tenet Healthcare Corporation (NYSE: THC) announced today that it has reached an agreement in principle with lawyers representing former cardiac care patients at Redding Medical Center to settle substantially all patient litigation against the company and its subsidiaries arising out of allegations that unnecessary medical procedures were performed at the hospital before November 2002.

                Under the agreement, Tenet will establish a settlement fund by Dec. 31, 2004, of $395 million to be allocated among more than 750 plaintiffs who had filed civil lawsuits. The cases arose from allegations that certain doctors had performed unnecessary cardiac catheterizations and bypass surgeries while practicing at Redding Medical Center in Redding, Calif.  The litigation against those physicians is not part of this settlement.

                The settlement agreement is subject to customary procedural requirements of the California state court and ratification by substantially all the individual plaintiffs.

                “We believe this settlement is the fair and honorable way to conclude this very sad chapter,” said Trevor Fetter, president and chief executive officer.  “It would likely have taken multiple trials and many years to assess liability in these cases.  By settling all the cases at once, we put this matter behind both the plaintiffs and us, and we bring closure to this unfortunate event.”

                Fetter added, “We are building a new Tenet on a solid foundation of quality, transparency, compliance and integrity, so that the safety and efficacy of the patient care our hospitals deliver is always above reproach.”

                E. Peter Urbanowicz, Tenet’s general counsel, said, “With this settlement, we take a significant step forward in resolving the serious legal challenges that Tenet has faced as a result of events that took place before November 2002.  We are seriously focused on bringing to a satisfactory conclusion all our remaining litigation and investigations, and this settlement is strong evidence of our progress.”

                Law firms representing the plaintiffs include Reiner, Simpson, Timmons & Slaughter in Redding; Barr & Mudford in Redding; Moriarty Leyendecker in Houston; Hackerman Frankel in Houston; and Gillin, Jacobson, Ellis & Larson in Orinda, Calif.

                Attorneys from those firms representing former patients said in a joint statement, “The former patients of Redding Medical Center can never get back what they had, but this settlement provides a measure of justice and closure.  All involved in this tragedy can move forward and begin the healing process.  This has been a long and difficult road for our clients.  We are extremely proud of their courage and are pleased that these remarkable people are being compensated for the acts committed by these surgeons.”

                Tenet said it has general liability insurance.  It noted, however, that its insurance carriers thus far have raised objections to coverage under the policies at issue.  The company said it intends to pursue vigorously its coverage rights.

                “In cases of this magnitude, it is a common practice for insurance companies to dispute coverage,” Urbanowicz said.

                Tenet also said the Redding settlement would cause the company to breach certain financial covenants in its existing bank credit line, which is currently undrawn.  Therefore, the company said it is in its best interests to terminate the credit line before the end of this year and negotiate a new bank credit line early next year.  The company noted that, before this settlement, it had approximately $1.2 billion in cash on hand as of Friday Dec. 17, 2004.  In addition, the company anticipates receiving a significant tax refund in 2005 that will further bolster its liquidity.

                In August 2003, Tenet agreed to pay $54 million to settle federal and California government investigations of the Redding matters.  Last June, the company sold substantially all the assets of Redding Medical Center to an affiliate of Hospital Partners of America Inc.

                Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2003, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.